Exhibit (e)(2)(Q)

AMENDMENT AGREEMENT TO SUBLEASE AGREEMENT

[English translation of the Korean original, prepared for reference only. In the event of any discrepancy, the Korean original shall prevail. “(seal)” indicates the place where a corporate seal is affixed in the original.]

This Amendment Agreement to Sublease Agreement is entered into between DoubleU Games Co., Ltd., as sublessor (the “Sublessor”), and DoubleDown Interactive Co., Ltd., as sublessee (the “Sublessee”), in order to amend, as follows, the Amendment Agreement to Sublease Agreement executed on September 13, 2024 (the “Amendment”) in relation to the GFC Sublease Agreement executed between them on September 30, 2023 (the “Original Agreement”).

– Terms of Amendment –

1. Amendments

Provision	Item	Before (the Amendment)	After	Remarks
Subject premises	Area	Subleased area: 1,454.53 m2 (440 pyeong) Exclusive area: 691.45 m2 (209.17 pyeong)	Subleased area: 2,647.50 m2 (800.86 pyeong) Exclusive area: 1,258.62 m2 (380.73 pyeong)	Expansion of the area used by the Sublessee in accordance with the staffing plan, etc of DoubleDown Interactive, as of January 1, 2026

Article 1	Sublease deposit	KRW 2,071,511 / month	KRW 3,770,514 / month	Deemed rent at 4.6% per annum on a deposit of KRW 371,515 per m2, reflecting the increased area (added to the monthly maintenance fee)

Article 2	Monthly rent	KRW 57,331,199	KRW 104,352,849	Increase of KRW 47,021,650 / month

Article 2	Monthly maintenance fee	KRW 23,748,477	KRW 43,226,398	Increase of KRW 19,477,921 / month

2. Reason for amendment: Change of the contract area.

3. The above amendments shall apply from the rent and maintenance fees for January 2026 (payable on January 20, 2026).

4. Matters not provided for in this Amendment Agreement shall be governed by the Original Agreement, and in the event of any conflict between this Amendment Agreement and the Original Agreement, this Amendment Agreement shall prevail.

The Sublessor and the Sublessee have prepared two (2) originals of this Agreement, signed and sealed them, and each retains one (1) original.

January 1, 2026

[Sublessor]

Company name: DoubleU Games Co., Ltd.

Address: 16F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, Karam (seal)

[Sublessee]

Company name: DoubleDown Interactive Co., Ltd.

Address: 13F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, In-keuk (seal)